Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “THE NFT GAMING COMPANY, INC.”, CHANGING ITS NAME FROM “THE NFT GAMING COMPANY, INC.” TO “GAXOS.AI INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JANUARY, A.D. 2024, AT 3:47 O’ CLOCK P.M.

6707337 8100 SR# 20240048088	Authentication: 202539160 Date: 01-05-24
You may verify this certificate online at corp.delaware.gov/authver.shtml

SECOND AMENDMENT TO
THE CERTIFICATE OF INCORPORATION OF
THE NFT GAMING COMPANY, INC.

THE NFT GAMING COMPANY, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on March 30, 2022 (the “Certificate of Incorporation”). Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Gaxos.ai Inc. (the “Corporation”).

This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Certificate of Incorporation to be executed this 5th day of January 2024.

THE NFT GAMING COMPANY, INC.

By:	/s/ Vadim Mats
Name:	Vadim Mats
Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:47 PM 01/05/2024
FILED 03:47 PM 01/05/2024
SR 20240048088 – File Number 6707337